Exhibit 99.1

PRIMEDIA INC. COMPLETES SALE OF ENTHUSIAST MEDIA DIVISION
 - Recapitalizes Company by Entering into Definitive Agreement on $350 Million Credit Facility -
 - Appoints Management Team -
- Effects 1-for-6 Reverse Stock Split of its Common Stock -

NEW YORK, August 1, 2007 -- PRIMEDIA Inc. (NYSE: PRM) today announced that it has completed the previously announced sale of its Enthusiast Media division (“PEM”) to Source Interlink Companies, Inc. (“Source”) for $1,177,900,000 in cash, subject to certain post-closing adjustments. PRIMEDIA continues to operate Consumer Source Inc., its consumer guides business which publishes and distributes free print guides across the United States and operates classified listing Internet websites.

In connection with the closing of the sale, PRIMEDIA has appointed Robert Metz as President and CEO, effective September 1, 2007.  Mr. Metz is currently Executive Vice President of Primedia and CEO of Consumer Source Inc.  Mr. Metz began his career with Consumer Source Inc. in 1975, and in the last 25 years, has served in various positions ranging from publisher to Chief Financial Officer, Chief Operating Officer, President, and Chairman of the Board.

Also in connection with the closing of the sale, Kim Payne, the current Chief Financial Officer of Consumer Source Inc., has been appointed Chief Financial Officer of PRIMEDIA, effective today, replacing Kevin Neary.

Effective September 1, 2007, Keith Belknap, the current General Counsel of Consumer Source Inc. will assume the title of General Counsel of PRIMEDIA, replacing Jason Thaler.  Following Mr. Metz’s transition to President and CEO of PRIMEDIA, Dean Nelson, currently Chairman, President, and CEO, will remain in his capacity as Chairman.

“We are very pleased with the end result of this transaction and believe that we have the right team and strategies in place to enhance a business that is already the market leader in a high growth industry,” said Dean B. Nelson, Chairman, President, and CEO of PRIMEDIA Inc.  “Through the leadership and direction of this experienced management team, as well as our work over the past several months to recapitalize the Company, PRIMEDIA is well positioned as a low-leverage, high margin business that will generate cash and deliver strong returns to shareholders.”

PRIMEDIA today also filed an amendment to its Certificate of Incorporation to effect a 1-for-6 reverse stock split of its common stock.  PRIMEDIA previously announced on June 22, 2007 that the Board of Directors of PRIMEDIA and a majority of stockholders of PRIMEDIA had adopted the amendment to PRIMEDIA’s Certificate of Incorporation.  Stockholders who hold shares of PRIMEDIA common stock electronically in book-entry form will not have to take any action to receive post-reverse stock split shares and cash in lieu of any fractional share interests.  For book-entry shares, a transaction statement indicating the new number of shares held will be automatically sent to stockholders by their broker or the transfer agent.  Stockholders who hold certificates representing pre-reverse stock split shares will receive a letter of transmittal and related instructions from The Bank of New York, PRIMEDIA’s transfer agent, which explains how to exchange these existing certificates for certificates representing post-reverse stock split shares and cash in lieu of any fractional share interests.  Shares of common stock of PRIMEDIA will begin trading on a split-adjusted basis on August 2, 2007.

PRIMEDIA also announced today that it has entered into a credit agreement with various lenders, The Bank of New York, as Syndication Agent, Lehman Brothers Inc. and Citicorp North America, Inc. as Co-Documentation Agents, and Credit Suisse, Cayman Islands Branch, N.A., as Administrative Agent.  The credit agreement provides for two loan facilities including a revolving credit facility with aggregate commitments of approximately $100 million, which matures on August 1, 2013, and a Term Loan B credit facility in an aggregate principal amount of $250 million, which matures on August 1, 2014.

About PRIMEDIA

PRIMEDIA Inc. is the parent company of Consumer Source Inc., the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide, and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 60,000 locations. Consumer Source owns and operates leading websites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com; and America's largest online single unit rental property business, comprised of RentClicks.com, RentalHouses.com, HomeRentalAds.com, and Rentals.com.

Forward-Looking Statements

This release contains forward-looking statements as that term is used under the federal securities laws. These forward-looking statements are based on the current assumptions, expectations and projections of the Company's management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management's best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Eric Leeds (Investors):  212-745-1885
Josh Hochberg (Media):  212-446-1892